Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 115 to Registration Statement No. 002-84776 on Form N-1A of our reports dated January 12, 2012, relating to the financial statements and financial highlights of Fidelity Advisor Equity Value Fund, Fidelity Advisor Growth Opportunities Fund, Fidelity Advisor Large Cap Fund, and Fidelity Advisor Growth & Income Fund, of our reports dated January 17, 2012, relating to the financial statements and financial highlights of Fidelity Advisor Equity Growth Fund and Fidelity Advisor Strategic Growth Fund, of our report dated January18, 2012, relating to the financial statements and financial highlights of Fidelity Advisor Value Strategies Fund, and of our reports dated January 20, 2012, relating to the financial statements and financial highlights of Fidelity Advisor Equity Income Fund and Fidelity Advisor Stock Selector Mid Cap Fund, each a fund of Fidelity Advisor Series I, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I for the year ended November 30, 2011, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firms" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
January 23, 2012